Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-230227
Prospectus Supplement
Welbilt, Inc.

2016 Omnibus Incentive Plan

This prospectus supplement amends our prospectus dated April 4, 2019. The shares of common stock, $0.01 par value (“Common Stock”), covered by the prospectus may be acquired by certain participants in the Welbilt, Inc. 2016 Omnibus Incentive Plan (the “Plan”) pursuant to awards under the Plan (the “awards”), including upon the exercise of certain options to purchase our Common Stock. All awards are subject to the terms of the Plan and the applicable award agreement. Any proceeds received by us from the exercise of stock options covered by the Plan will be used for general corporate purposes.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on April 30, 2019 and which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated April 4, 2019.

Our Common Stock is listed on the New York Stock Exchange under the symbol “WBT.”

In reviewing this prospectus supplement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement, dated April 30, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K
_______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
_______________________

Date of Report (Date of earliest event reported): April 26, 2019
_______________________

Welbilt, Inc.
(Exact name of registrant as specified in its charter)
_______________________

Delaware	1-37548	47-4625716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

            2227 Welbilt Boulevard, New Port Richey, Florida 34655
(Address of principal executive offices, including ZIP code)

(727) 375-7010
(Registrant’s telephone number, including area code)
_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07.          Submission of Matters to a Vote of Security Holders.

Welbilt, Inc. (the “Company”) held its 2019 Annual Meeting of Stockholders on April 26, 2019 (the “Annual Meeting”). The final results of each of the proposals submitted to a vote of stockholders at the Annual Meeting are set forth below. Each such proposal is further described in the Company’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on March 13, 2019.

Proposal 1. The Company’s stockholders elected the eight directors listed below to serve for one-year terms expiring at the Company’s 2020 annual meeting of stockholders or until their respective successors are duly elected and qualified by the votes indicated:

Nominees	For	Against	Abstentions	Broker Non-Votes
Cynthia M. Egnotovich	115,308,802	960,311	99,591	12,509,221
Dino J. Bianco	114,920,087	1,341,898	106,719	12,509,221
Joan K. Chow	114,970,247	1,292,165	106,292	12,509,221
Thomas D. Davis	115,261,461	1,000,305	106,938	12,509,221
Janice L. Fields	115,379,189	889,022	100,493	12,509,221
Brian R. Gamache	115,250,786	1,010,314	107,604	12,509,221
Andrew Langham	115,017,725	1,242,263	108,716	12,509,221
William C. Johnson	115,838,580	406,040	124,084	12,509,221

Proposal 2. The Company’s stockholders voted to approve, on an advisory basis, the 2018 compensation of the Company’s named executive officers by the votes indicated:

For	Against	Abstentions	Broker Non-Votes
112,529,929	3,634,193	204,582	12,509,221

Proposal 3. The Company’s stockholders ratified the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 by the votes indicated:

For	Against	Abstentions
127,910,001	814,541	153,383

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELBILT, INC.

Date: April 30, 2019	By:	/s/ Joel H. Horn
Joel H. Horn
Executive Vice President, General Counsel and Corporate Secretary

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